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                         August 16, 2023

       Christopher Giordano
       President and Chief Executive Officer
       Tenax Therapeutics, Inc.
       101 Glen Lennox Drive, Suite 300
       Chapel Hill, North Carolina 27517

                                                        Re: Tenax Therapeutics,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 28,
2023
                                                            File No. 001-34600

       Dear Christopher Giordano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program